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                                                                      EXHIBIT 11

               FIDELITY NATIONAL FINANCIAL, INC. AND SUBSIDIARIES
                    COMPUTATION OF PRIMARY AND FULLY DILUTED
                               EARNINGS PER SHARE
                    (In thousands, except per share amounts)

                                        Three months ended   Six months ended
                                             June 30,            June 30,
                                        ------------------   -----------------
                                          1997      1996      1997       1996
                                         -------   -------   -------   -------
                                            (Unaudited)         (Unaudited)
   Primary net earnings                  $ 9,105   $ 6,946   $12,127   $12,091
   Add:  Amortization of original
    issue discount and debt issuance
    costs, net of income tax effect,
    applicable to LYONs                      808       774     1,615     1,537
                                         -------   -------   -------   -------
   Fully diluted earnings                $ 9,913   $ 7,720   $13,742   $13,628
                                         =======   =======   =======   =======

   Weighted average shares outstanding
    during the period                     13,884    13,709    13,903    13,604
   Common stock equivalent
    shares - primary                         620       510       596       574
                                         -------   -------   -------   -------
   Common and common stock equivalent
    shares for purpose of calculating
    primary earnings per share            14,504    14,219    14,499    14,178
   Incremental shares to reflect
    full dilution                          4,600     4,444     4,574     4,357
                                         -------   -------   -------   -------
   Total shares for purpose of
    calculating fully diluted earnings
    per share                             19,104    18,663    19,073    18,535
                                         =======   =======   =======   =======

   Primary earnings per share            $   .63   $   .49   $   .84   $   .85
                                         =======   =======   =======   =======

   Fully diluted earnings per share      $   .52   $   .41   $   .72   $   .74
                                         =======   =======   =======   =======
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